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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                         CONTACT:     William Teeple
                                                           Moll Industries, Inc.
                                                           (865) 329-5365

            MOLL INDUSTRIES, INC. COMPLETES TENDER OFFER AND CONSENT
                         SOLICITATION FOR SENIOR NOTES

KNOXVILLE, TN (AUGUST 11, 2000)-- Moll Industries, Inc. (the "Company") announced today the closing of the offer to purchase for cash and solicitation of consents (the "Offer") made with respect to its outstanding $100 million principal amount of 11- 3/4% Senior Notes due 2004 (the "Notes"). The Offer expired at 5:00 p.m., New York City time, on Tuesday, August 8, 2000 (the "Expiration Date") and the settlement in the amount of $42,500,000, plus accrued interest scheduled to occur on Thursday, August 10, 2000 was extended to Friday, August 11, 2000 (the "Settlement Date").

As of 5:00 p.m. on the Expiration Date, the Company had received tenders and consents with respect to $74,630,000 aggregate principal amount of Notes. Because this amount constituted more than the Required Consents needed to amend the Indenture for the Notes (the "Indenture"), the Company entered into a Supplemental Indenture, with the trustee under the Indenture (the "Trustee"). The Supplemental Indenture amended the Indenture to, among other things, (i) permit the Company to enter into the Credit Facilities (as defined below), (ii) grant a security interest in certain of the Company's assets, which ranks junior to the security interest granted in connection with the Credit Facilities, to the Trustee acting on behalf of the holders of the Notes that remain outstanding after the Settlement Date, and (iii) require the Company to offer to repurchase the remaining Notes with the proceeds of certain asset sales.

In connection with the Offer, on the Settlement Date the Company will enter into a revolving bank facility which will provide for borrowings up to $50.0 million and a term bank facility in the amount of $35.0 million, each with Bank of America, N.A. (the "Credit Facilities").

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Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the Offer. Information regarding the tender is contained in the Offer to Purchase and Consent Solicitation dated June 13, 2000, and amended as of July 18, 2000, and related documents. Copies of these documents can be obtained by contacting Banc of America Securities LLC, Liability Management Group, at 888/292-0070 or 704/388-2842.

George Votis, the Company's chairman and chief executive officer, said "I'm very pleased with the completion of this tender offer and re-financing with Bank of America. It represents the first step in our plan to strengthen the Company by providing increased liquidity for growth. Subsequently, should certain assets be sold, we hope to reduce leverage by offering to repurchase the remaining Notes."

Moll Industries, Inc. is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America and Europe.

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